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                                                                   Exhibit 99.1

FOR IMMEDIATE RELEASE

     Contact:  Karen Perlman         Raymond Minkus
               Manufacturers Bank    Minkus & Dunne Communications
               (773) 292-6292        (312) 541-8787 Ext. 235
               PERLMAN@MANBK.COM     RDM@MINKUS-DUNNE.COM

          MB FINANCIAL (MBFI) COMPLETES MERGER WITH MIDCITY FINANCIAL;

    MBFI NOW ONE OF THE LARGEST MIDDLE MARKET FOCUSED BANKS IN CHICAGO AREA, CAMPAIGN TO LAUNCH MB FINANCIAL BANK SCHEDULED TO COMMENCE IN EARLY DECEMBER


CHICAGO, IL (November 7, 2001)---MB Financial, Inc. (NASDAQ: MBFI) has completed its merger with MidCity Financial Corporation (MCFC), creating a financial services organization with $3.5 billion in assets and establishing the framework for the introduction of MB Financial Bank as its Chicago area brand name early next month, it was announced today.

     Mitch Feiger, President and CEO of MBFI, made the announcement today following yesterday's approval of the merger by the shareholders of both Chicago-based bank holding companies.

     MBFI will be one of the largest Chicago-based bank holding companies with a commercial focus dedicated to serving middle market businesses. In addition, MBFI (WWW.MBFINANCIAL.COM) will offer an expansive range of products and services supported by experienced personnel committed to the needs of entrepreneurial businesses and individuals in the communities in which branches are located.

     The 31 MBFI and MCFC Illinois bank locations operating as Manufacturers Bank, Mid-City National Bank of Chicago, First National Bank of Elmhurst and First National Bank of Morton Grove all will operate under the name MB Financial Bank, N.A. in early December. The new name brings the identity of its Illinois operations in line with that of the holding company.

     "MB Financial Bank will establish a new standard for providing commercial and individual bank and financial services to the middle-market and into the communities in which our offices are situated," said Feiger. "The breadth and depth of our capabilities and expertise in commercial banking, retail banking, lease financing and wealth management are not often found in a single banking company."

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MBFI MERGER


     The launch campaign, expected to begin the first week of December, will feature the MB Financial Bank tagline, "experience. the difference." Advertising and promotion will appear in print, radio, direct mail, outdoor, transit, and television billboards. Content will communicate the new entity's name, scope of services as well as the inherent benefit of experienced, local management -- that MB Financial offers access to banking professionals who make real time decisions.

     The merger brings together two of the oldest middle-market, business oriented, community focused banks in the Chicago area. MidCity was founded in 1911 and Manufacturers Bank was founded in 1934.

     E.M. Bakwin will serve as Chairman of MBFI and Feiger will serve as President and CEO. Ronald Santo will serve as Chairman and Burton Field as President and CEO of the combined company's Illinois-based bank. In addition to its Illinois-based bank, the combined company owns Union Bank and Trust Company (soon to be renamed Union Bank N.A.) in Oklahoma and Abrams Centre National Bank in Texas.

THIS DOCUMENT MAY CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES, WITH RESPECT TO THE RESULTS OF OPERATIONS AND OTHER UNCERTAINTIES WHICH MAY NOT BE KNOWN OR ANTICIPATED BY US. WHILE WE USE OUR BEST EFFORTS TO BE ACCURATE IN MAKING FORWARD-LOOKING STATEMENTS, ANY SUCH STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE OUR ACTUAL RESULTS TO VARY MATERIALLY FROM THE FUTURE RESULTS INDICATED IN SUCH FORWARD-LOOKING STATEMENTS.

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